Exhibit 99.1

Press Release
December 16, 2010	7575 West Jefferson Boulevard
Fort Wayne, IN 46804-4131
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Announces Quarterly Cash Dividend and Provides Fourth Quarter Earnings Guidance

FORT WAYNE, INDIANA, December 16, 2010 — Today Steel Dynamics, Inc. (NASDAQ / GS: STLD) announced that its board of directors has declared a quarterly cash dividend of $0.075 per common share, payable on or about January 14, 2011, to shareholders of record at the close of business on December 31, 2010.

The company also expects fourth quarter earnings per diluted share, before certain asset impairment charges related to its fabrication operations, to be in the range of $0.05 to $0.10, consistent with third quarter 2010 earnings per diluted share of $0.09.  The company is currently evaluating the assets of two idled fabrication locations for impairment based on current plans for their future use, as these plans were impacted by the company’s recent purchase of additional joist locations and equipment.  The company currently estimates a fourth quarter impairment charge of $13 million to $15 million, or approximately $0.03 to $0.04 per diluted share.

In recent weeks the company’s sheet operations order entry and pricing have increased significantly, but were negatively impacted early in the quarter by reduced volumes and pricing.  The company also experienced quarterly improvement in its long product steel operations, notably at its Structural and Rail Division, as volumes and pricing increased slightly and rail became a larger component of product mix.  In addition, the Engineered Bar Products Division continues to maintain strong volumes and margins.   As a whole, however, the steel operations financial performance appears to be consistent quarter to quarter. Comparative third quarter to fourth quarter metals recycling earnings will be slightly impacted by seasonally reduced volumes, and reduced non ferrous margins.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others: the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K/A, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Fred Warner, Investor Relations Manager, 260.969.3564 or f.warner@steeldynamics.com